WST Investment Trust
WST Asset Manager - U.S. Equity Fund
Statement of Assets and Liabilities
As of September 19, 2013

ASSETS
Cash	$100,000
TOTAL ASSETS	100,000

LIABILITIES
TOTAL LIABILITIES	-

Net assets for shares of beneficial
interest outstanding	$100,000

Net assets consist of:
Paid-in capital	$100,000

INVESTOR SHARES
Net assets applicable to Investor Shares	$5,000
Shares of Investor Shares outstanding (no par value, unlimited number
of shares authorized)	500
Net asset value, offering and redemption price per share	$10.00

INSTITUTIONAL SHARES
Net assets applicable to Institutional Shares	$95,000
Shares of Institutional Shares outstanding (no par value, unlimited number
of shares authorized)	9,500
Net asset value, offering and redemption price per share	$10.00

The accompanying notes are an integral part of these financial statements.

WST Investment Trust
WST Asset Manager – U.S. Equity Fund
Notes to the Financial Statements
As of September 19, 2013

(1)	ORGANIZATION
WST Asset Manager – U.S. Equity Fund (the “Fund”) is a non-diversified series of WST Investment Trust (the “Trust”), an open-end management investment company organized as a Delaware statutory trust on June 27, 2013.  The investment objective of the Fund is to seek long-term capital appreciation, while maintaining a secondary emphasis on generating income.  The Fund offers two classes of shares:  Investor Shares (sold without any sales loads, but subject to a distribution fee of up to 0.25% of the average daily net assets attributable to Investor Shares) and Institutional Shares (sold without any sales loads or distribution fees, but are only available to institutional investors and certain broker-dealers and financial institutions that have entered into appropriate arrangements with the Fund).

On September 19, 2013, 500 shares of Investor Shares and 9,500 shares Institutional Shares of the Fund were issued for cash, at $10.00 per share to a shareholder who is a related party of Wilbanks, Smith & Thomas Asset Management, LLC (the “Advisor”), the investment adviser to the Fund.  Certain officers of the Advisor are also officers of the Trust. The Fund has had no operations except for the initial issuance of shares.

(2)	SIGNIFICANT ACCOUNTING POLICIES
The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

WST Investment Trust
WST Asset Manager – U.S. Equity Fund
Notes to the Financial Statements (Continued)
As of September 19, 2013

Valuation of Securities
The Fund’s portfolio securities are valued as of the close of business of the regular session of trading on the New York Stock Exchange (normally 4:00 p.m., Eastern time). Securities listed on a securities exchange or quoted on a national market system are valued at the last quoted sales prices on the exchanges on which they are primarily traded, or, if not traded on a particular day, at the most recent closing bid price. Securities quoted by NASDAQ are valued at the NASDAQ Official Closing Price. Unlisted securities for which market quotations are readily available are valued at the latest quoted sales price, if available, at the time of valuation, otherwise, at the latest quoted bid price.  Securities with maturities of 60 days or less are valued at amortized cost, which approximates market value. Options are valued at the mean of the last quoted bid and ask prices at the time of valuation.  If no bid quotation is readily available at the time of valuation, the option shall be valued at the mean of the last quoted ask price and $0.00.  In determining bid and ask prices for exchange-listed options, pricing will be based on bid and ask prices as reported on the option’s primary exchange.  For purposes of determining the primary exchange, the following applies: (i) if the option is traded on the Chicago Board Options Exchange (“CBOE”), the CBOE is considered the primary exchange unless the Advisor identifies a different primary exchange for the option; and (ii) if the option does not trade on the CBOE, the Advisor identifies the primary exchange for the option.  Notwithstanding the foregoing, an option may be valued at fair value when (i) the option does not trade on the valuation date; or (ii) reliable last quoted bid and/or ask prices as of the time of valuation are not readily available.  Securities for which no current quotations are readily available are valued at fair value as determined in good faith using methods approved by the Board of Trustees.  Securities may be valued on the basis of prices provided by a pricing service when such prices are believed to reflect the market value of such securities.

Federal Taxes
The Fund intends to qualify for treatment as a regulated investment company under the Internal Revenue Code of 1986, as amended, and distribute all its taxable income. In addition, by distributing in each calendar year substantially all its net investment income, capital gains and certain other amounts, if any, the Fund will not be subject to Federal income or excise tax.

WST Investment Trust
WST Asset Manager – U.S. Equity Fund
Notes to the Financial Statements (Continued)
As of September 19, 2013

(3)	FEES AND TRANSACTIONS WITH RELATED PARTIES
A Trustee and certain officers of the Trust are affiliated with the Advisor or Ultimus Fund Solutions, LLC (“Ultimus”), the Fund’s administrator, transfer agent and fund accounting agent.

Advisory Agreement
Pursuant to an investment management agreement between the Fund and the Advisor, the Advisor serves as the investment adviser to the Fund.  For its services, the Fund will pay the Advisor an investment advisory fee computed at the annual rate of 0.75% of the Fund’s average daily net assets.  The Fund is responsible for its own operating expenses.  The Advisor has entered into an Expense Limitation Agreement (the “Expense Limitation Agreement”) with the Fund under which it has agreed to waive or reduce its fees and to assume other expenses of the Fund, if necessary, in an amount that limits annual operating expenses (exclusive of interest, taxes, brokerage commissions, extraordinary expenses, Acquired Fund Fees and Expenses and payments, if any, under a Rule 12b-1 Distribution Plan) to not more than 1.25% of the Fund’s average daily net assets allocable to each Class of the Fund until January 1, 2015.  The Expense Limitation Agreement may be terminated by the Trust or the Advisor at the end of its then-current term upon not less than 90 days’ notice.  Any fees waived or reduced by the Advisor are not subject to recoupment.

Administration Agreement
Under the terms of an Administration Agreement, Ultimus supplies non-investment related statistical and research data, internal regulatory compliance services and executive and administrative services for the Fund.  Ultimus supervises the preparation of tax returns, reports to shareholders of the Fund, reports to and filings with the Securities and Exchange Commission and state securities commissions and materials for meetings of the Board of Trustees. For these services, Ultimus receives a monthly fee from the Fund at an annual rate of 0.10% of its average daily net assets up to $250 million; 0.075% of such assets between $250 million and $500 million; and 0.05% of such assets in excess of $500 million, subject to a minimum monthly fee of $2,500. The minimum fee will be discounted during the first year to $2,000 and during the second year to $2,250.

WST Investment Trust
WST Asset Manager – U.S. Equity Fund
Notes to the Financial Statements (Continued)
As of September 19, 2013

Accounting Services Agreement
Under the terms of an Accounting Services Agreement, Ultimus calculates the daily net asset value per share and maintains the financial books and records of the Fund. For these services, Ultimus receives a fee from the Fund, based on current asset levels, of $2,500 per month plus an asset-based fee at the annual rate of 0.01% of the first $500 million of the Fund’s average daily net assets and 0.005% of such assets in excess of $500 million.

Transfer Agent Agreement
Under the terms of a Transfer Agent and Shareholder Services Agreement, Ultimus maintains the records of each shareholder's account, answers shareholders' inquiries concerning their accounts, processes purchases and redemptions of the Fund’s shares, acts as dividend and distribution disbursing agent and performs other shareholder service functions. For these services, Ultimus receives from each share class of the Fund a monthly fee at an annual rate of $20 per direct shareholder account and $15 for certain accounts established through financial intermediaries, subject to a minimum monthly fee for each share class.  The minimum fee is $1,500 if a share class has 100 or more shareholder accounts; $1,250 if a share class has between 25 and 100 shareholder accounts; and $1,000 if a share class has less than 25 shareholder accounts.  In addition, the Fund reimburses Ultimus for out-of-pocket expenses including, but not limited to, postage and supplies.

Distribution Fees
The Fund has adopted a Distribution Plan in accordance with Rule 12b-1 (the “Plan”) under the Investment Company Act of 1940  that allows it to pay for certain  expenses related to the distribution of its shares.  The annual limitation for payment of expenses pursuant to the Plan is 0.25% of the Fund’s average daily net assets allocable to Investor Shares.

Distribution Agreement
The Fund has entered into a Distribution Agreement with Ultimus Fund Distributors, LLC (the “Distributor”), pursuant to which the Distributor provides distribution services and serves as principal underwriter for the Fund. The Distributor is a wholly-owned subsidiary of Ultimus.  The Distributor receives $6,000 annually for its services from the Fund.

Organizational and offering expenses
The Advisor has agreed to pay all expenses incurred through the date of these financial statements related to the organization, offering, and initial registration of the Fund.  Such expenses are not subject to repayment by the Fund to the Advisor.

WST Investment Trust
WST Asset Manager – U.S. Equity Fund
Notes to the Financial Statements (Continued)
As of September 19, 2013

(4)	CONTINGENCIES AND COMMITMENTS
The Fund indemnifies the Trust’s officers and Board of Trustees for certain liabilities that might arise from their performance of their duties to the Fund.  Additionally, in the normal course of business the Fund enters into contracts that contain a variety of representations and warranties and which provide general indemnifications.  The Fund’s maximum exposure under these arrangements in unknown, as this would involve future claims that may be made against the Fund that have not yet occurred.  However, based on experience, the Fund expects the risk of loss to be remote.

(5)	SUBSEQUENT EVENTS
The Fund is required to recognize in these financial statements the effects of all subsequent events that provide additional evidence about conditions that existed as of the date of the Statement of Assets and Liabilities.  For non-recognized subsequent events that must be disclosed to keep the financial statements from being misleading, the Fund is required to disclose the nature of the event as well as an estimate of its financial effect, or a statement that such an estimate cannot be made.  Management has evaluated subsequent events through the issuance of these financial statements and has noted no such events.

(6)	CAPITAL SHARE TRANSACTIONS
At September 19, 2013, the share and dollar activity in Investor Shares of the Fund was as follows:

	Shares	Dollars

Sold	500	$5,000
Redeemed	-	-
Net increase	500	$5,000

At September 19, 2013, the share and dollar activity in Institutional Shares of the Fund was as follows:

	Shares	Dollars

Sold	9,500	$95,000
Redeemed	-	-
Net increase	9,500	$95,000

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Board of Trustees
WST Asset Manager - U.S. Equity Fund
(a series of WST Investment Trust)

We have audited the accompanying statement of assets and liabilities of WST Asset Manager - U.S. Equity Fund (the “Fund”), a series of WST Investment Trust, as of September 19, 2013.  This financial statement is the responsibility of Fund management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets and liabilities is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets and liabilities.  Our procedures included confirmation of cash as of September 19, 2013, by correspondence with the custodian.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities referred to above presents fairly, in all material respects, the financial position of WST Asset Manager  - U.S. Equity Fund as of September 19, 2013, in conformity with accounting principles generally accepted in the United States of America.

COHEN FUND AUDIT SERVICES, LTD.
Cleveland, Ohio
October 11, 2013